                                                               EXHIBIT NO. 11(b)


                        INDEPENDENT AUDITORS' CONSENT

        We consent to the incorporation by reference in this Post-Effective Amendment No. 11 to Registration Statement No. 33-37972 of MFS Series Trust VIII of our report dated December 4, 1995 appearing in the annual report to shareholders for the year ended October 31, 1995, of MFS World Growth Fund, a series of MFS Series Trust VIII and to the references to us under the headings "Condensed Financial Information" in the Prospectus and "Independent Auditors and Financial Statements" in the Statement of Additional Information, both of which are part of such Registration Statement.



                                                        DELOITTE & TOUCHE LLP
                                                        ---------------------
                                                        Deloitte & Touche LLP

Boston, Massachusetts
February 26, 1996